As filed with the Securities and Exchange Commission
                               on April 13, 2000
                         Registration No. _____________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               SHOP AT HOME, INC.
             (Exact name of registrant as specified in its charter)


Tennessee                                                  62-1282758
(State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                      Identification No.)

                           5388 Hickory Hollow Parkway
                            Antioch, Tennessee 37013
               (Address of Principal Executive Offices)(Zip Code)

               SHOP AT HOME, INC. 1999 EMPLOYEE STOCK OPTION PLAN
                            (Full title of the plan)


George J. Phillips, Executive                 Copy to: C. Michael Norton, Esq.
Vice President and General Counsel            Wyatt, Tarrant & Combs
Shop At Home, Inc.                            Nashville City Center
5333 Hickory Hollow Parkway                   511 Union Street, Suite 1500
Antioch, Tennessee 37013                      (615)244-0020
(615)263-8000

 (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                 Proposed          Proposed
Title of                         maximum           maximum
securities      Amount           offering          aggregate     Amount of
to be           to be            price             offering      registration
registered      registered(1)    per share(2)      price(2)      fee
----------     --------------   -------------     ---------     --------------

Common Stock     3,000,000        $7.28125       $21,843,750       $5,766.75
$.0025 par value

(1) The Registrant also registers hereby such indeterminate number of additional shares as may be required to cover antidilutive adjustments under the Shop At Home, Inc. 1999 Stock Option Plan.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h)(1), based on the average of the high and low sales prices reported for the common stock on the Nasdaq National Market on April 6, 2000.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The Registrant hereby  incorporates the following documents in this Registration
Statement:

A. The Registrant's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1999, filed with the Securities and Exchange Commission on October 28, 1999;

B. The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed with the Commission on October 29, 1999;

C. The Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, filed with the Commission on February 2, 2000;

D. The Registrant's Current Report on Form 8-K, filed with the Commission on March 15, 2000; and

E. The description of the Common Stock, $.0025 par value, of the Registrant contained in a registration statement on Form 8-A filed with the Commission on February 22, 1995, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 6.6 of the Registrant's Bylaws require the Registrant to indemnify its officers, directors, employees and/or agents to the maximum extent permitted by the Tennessee Business Corporation Act. The circumstances under which Tennessee law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at T.C.A. Sections 48-18-501 et seq.

Generally, under T.C.A. Sections 48-18-501 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (a) he conducted himself in good faith, and (b) he reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and, in all other cases, that his conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

The exhibits listed on the Exhibit Index appearing on page 6 of this Registration Statement are hereby incorporated by reference.

ITEM 9. UNDERTAKINGS.

1.  The undersigned Registrant hereby undertakes:

         A. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  [1] To include any prospectus required by Section 10(a)(3) of the Act;

                  [2] To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  [3] To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs 1.A[1] and 1.A[2] do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         B. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on April 12, 2000.

SHOP AT HOME, INC.

By /S/ KENT E. LILLIE
President and Chief Executive Officer

 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kent E. Lillie and George J. Phillips, and each of them, with the power to act without the other, his or her true and lawful attorney-in-facts and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys- in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                  TITLE                                  DATE

/S/ KENT E. LILLIE         President, and Chief Executive        April 13, 2000
 Kent E. Lillie            Officer (Principal Executive
                           Officer), and Director

/S/ARTHUR D. TEK           Executive Vice President and Chief    April 13, 2000
Arthur D. Tek              Financial Officer (Principal
                           Financial Officer)

/S/R. STEVEN CHADWELL      Vice President of Finance             April 13, 2000
R. Steven Chadwell         (Principal Accounting Officer)

/S/ J.D. CLINTON           Chairman of the Board of Directors    April 13, 2000
J.D. Clinton

/S/ A.E. JOLLEY            Director                              April 13, 2000
A.E. Jolley

/S/JOSEPH I. OVERHOLT      Director                              April 13, 2000
Joseph I. Overholt

/S/FRANK A. WOODS          Director                              April 13, 2000
Frank A. Woods

/S/ J. DANIEL SULLIVAN     Director                              April 13, 2000
J. Daniel Sullivan

EXHIBIT INDEX

4.4 Specimen of Preferred Stock certificate, filed as Exhibit 4.9 to the Company's Amendment No. 1 to the Registration Statement on Form S-4 filed with the Commission on January 20,1995,and incorporated herein by this reference.

4.6 Form of Trust Indenture with PNC Bank, N.A., as Trustee with regard to the 11% Secured Notes due 2005, containing specimen of the Note, filed as Exhibit 4.6 to the Company's Amendment No. 2 to the Registration Statement on Form S-1 filed with the Commission on March 21, 1998, and incorporated herein by this reference.

4.7 Form of Security and Pledge Agreement, filed as Exhibit 4.7 to the Company's Amendment No. 2 to the Registration Statement on Form S-1filed with the Commission on March21,1998,and incorporated herein by this reference.

4.8 1999 Employee Stock Option Plan, filed as Exhibit 10.53 to the Annual Report on Form 10-K filed August 31, 1999, and incorporated herein by this reference.

5*       Opinion of Wyatt, Tarrant & Combs as to legality

23.1     Consent of Wyatt, Tarrant & Combs (included as a part of Exhibit 5)

23.2     Consent of PricewaterhouseCoopers LLP, Independent Auditors

24       Power of attorney (included with signatures)

EXHIBIT 5

WYATT, TARRANT & COMBS

Suite 1500
Nashville City Center
Nashville, Tennessee 37219

615-244-0020
FAX 615-256-1726

April 13, 2000

Shop at Home, Inc.
5388 Hickory Hollow Parkway
Antioch, Tennessee 37013

Re: Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement (the "Registration Statement") on Form S-8, filed today by Shop At Home, Inc. (the "Company"), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 3,000,000 shares (the "Shares") of the Common Stock, par value $.0025 per share, of the Company being offered to certain employees of the Company pursuant to the Company's 1999 Stock Option Plan (the "Plan").

In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the Plan, duly authorized, validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,


/s/ Wyatt, Tarrant & Combs

EXHIBIT 23.2

           CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Shop At Home, Inc. 1999 Employee Stock Option Plan, of our report dated August 27, 1999, with respect to the consolidated financial statements and schedule of Shop At Home, Inc. included in its Annual Report (Form 10- K/A) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.


                          /s/PricewaterhouseCoopers LLP

           Nashville, Tennessee
           April 13, 2000